                                                                    EXHIBIT 3.98

                          ARTICLES OF ORGANIZATION FOR
                       FLORIDA LIMITED LIABILITY COMPANY


                                    ARTICLE I
                                      NAME

                  The name of the Limited Liability Company is: South Heritage Health & Rehabilitation Center, LLC.

                                   ARTICLE II
                                     ADDRESS

                  The mailing address and street address of the principal office of the Limited Liability Company is: 111 West Michigan Street, Milwaukee, Wisconsin 53203.

                                   ARTICLE III
                                    DURATION

                  The period of duration for the Limited Liability Company shall be: Unlimited/Perpetual.

                                   ARTICLE IV
                                   MANAGEMENT

                  The Limited Liability Company is to be managed by the members and the name and address of the managing member is: Extendicare Health Facilities, Inc., 111 West Michigan Street, Milwaukee, Wisconsin 53203.

                                    ARTICLE V
                         ADMISSION OF ADDITIONAL MEMBERS

                  The right, if given, of the members to admit additional members and the terms and conditions of the admissions shall be: N/A.

                                   ARTICLE VI
                       MEMBERS RIGHTS TO CONTINUE BUSINESS

                  The right, if given, of the remaining members of the limited liability company to continue the business on the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member in the limited liability company shall be: None.